AND EXCHANGE COMMISSION
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CONSOLIDATED-TOMOKA LAND CO.
(Name of Registrant as Specified in Its Charter)

WINTERGREEN FUND, INC. WINTERGREEN PARTNERS FUND, LP WINTERGREEN PARTNERS OFFSHORE MASTER FUND, LTD. RENAISSANCE GLOBAL MARKETS FUND WINTERGREEN ADVISERS, LLC WINTERGREEN GP, LLC DAVID J. WINTERS
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Wintergreen Advisers, LLC's response to Consolidated-Tomoka
April 30, 2009

CATEGORY	EXCERPT FROM WINTERGREENS PRESENTATION	CTO’S “FACT”	ACTUAL FACT
Income Property Returns	Wintergreen states that the pre-tax return on CTO’s income properties is 7.7%. (Slide 3)	Wintergreen’s calculation leaves out the 1031 tax benefit which, when included, provides for an effective pre-tax return of 12.5%.
Our numbers are pulled directly from CTO’s own “Important Shareholder Information” filing dated April 8. 2009  which states that the company owns a $120 million portfolio of income properties which generates $9.2 million in pre-tax revenues annually.  This is a 7.7% return on investment, before CTO pays taxes on that revenue.

Independence of Wintergreen nominees	Wintergreen has nominated three director candidates, all completely independent from both CTO and Wintergreen. (Slides 4, 29 & 30)
Despite the fact that Wintergreen claims its nominees are all “entirely independent,” the director candidates that Wintergreen has nominated now and in the past have relationships with each other and/or with Wintergreen.  Of the eight nominees to the Board by Wintergreen over the last three years, three of the nominees served together on the Board of Florida East Coast Industries, a company in which Franklin Mutual Advisers, LLC, was the largest shareholder while David Winters was the CEO and CIO.  Apparently these “overlapping connections” are not a problem for Wintergreen nominees.

Over the years, Wintergreen has proposed eight director candidates to CTO.  Not one of those candidates currently has a seat on the CTO board.
One of the three directors being proposed by Wintergreen, Allen Harper, served on the board of Florida East Coast (“FEC”).

No one at Wintergreen served on that board or worked for FEC.

The other two candidates proposed by Wintergreen for this shareholder election, Dianne Neal and Frank O’Connor, have never had any relationship to FEC.

None of the candidates nominated by Wintergreen pursuant to our proxy statement has any relationship with, or obligation to, Wintergreen.

CTO Director Independence	Wintergreen has pointed out past and present business connections between CTO’s current Board members. (Slide 7 and Pages 2 and 3 of Wintergreen’s fight letter )
The attached memo dated April 24, 2009, includes a point-by-point response to each connection, most of which had been previously provided to Wintergreen in correspondence that was filed with the SEC.  CTO directors have at all times acted in the best interest of the Company and all of its shareholders and any potential conflicts are handled accordingly through the Code of Business Conduct and Ethics.

In isolation, none of these numerous overlapping connections appears significant, but when taken as a whole, they paint a clear picture of an insular and clubby Board.  A healthy working relationship among people of diverse business experience and background leads to healthy board room discussion.  We believe CTO will benefit from blending Wintergreens candidates with some of the local talent already on the Board.

CTO Executive Committee
Wintergreen states that CTO’s Executive Committee is “empowered to enter into land sales and income property transactions without the approval of the rest of the Board of Directors,” and that “there is “no upper limit to the size of land sales or income property transactions McMunn and the Executive Committee can approve” and that “every acre of land and every income property could be sold without the approval of the full Board of Directors,” and that Wintergreen believes “that the other Board members have abdicated their fiduciary duty to McMunn, Voges and Adams” (the members of the Executive Committee).
(Slide 12)

The Executive Committee Charter specifically states that “the Committee generally will have all of the authority of the Board in the transaction of such routine, non-material business of the Company as, in the judgment of the Committee, may require action before the next regular meeting of the Board.”  The Executive Committee has never taken action on a land sale or income property purchase without the specific authorization from the full Board.

The CTO Executive Committee is empowered to authorize land sales in excess of $10 million, income property purchases above $20 million, and incur non-recourse debt over $15 million.  We do not consider transactions of these sizes to be either “routine” or “non-material”.  In our view this delegation of board authority to a committee is a prime example of CTO’s corporate governance practices which are in need of improvement.

CTO Executive Bonus Program	Wintergreen states that the Board “approved a revised annual executive bonus criteria, which uses hypothetical earnings as the basis for executive bonuses.” (Slide 17)
Wintergreen’s statement is false.  The CTO executive bonus plan is based upon actual Earnings Per Share (the metric most closely related to shareholder value) in a given year plus a one-time credit equal to market value in excess of cost for the raw land component of any Board-approved self development projects.

 CTO’s own February 3, 2008 8-K filing states  “the Company will include a one-time per project equivalency calculation representing the hypothetical after-tax net income that would have been recognized on the land portion of any land lease, self-development project or build-to-suite lease during the fiscal year had the property been sold to a third party; the fair market value of the property used to calculate the lease payment for land leases, or the value approved by the Board in the pro-forma calculations for self-development projects or build-to-suite leases, will then be used to adjust the EPS calculation for the Cash Bonus Plan.”

Wintergreen points out that CTO’s new bonus plan was approved in 2009, but made retroactive to 2008. (Slide 17)
The Compensation Committee did not award any cash bonuses to CTO’s three senior officers for 2008 performance.

The formula for the cash bonus plan, which was approved in early 2009, was developed in direct response to a request from Wintergreen in its letter dated January 21, 2008 and James Jordan, former CTO Board member who was proposed by Wintergreen.  In January 2008, the Compensation Committee elected to develop a modified cash compensation plan that when completed and adopted would be effective for year 2008 forward.

Wintergreen’s January 21, 2008 letter to CTO encouraged CTO’s Board to “align management compensation to the success of the company.”  We have never advocated for the use of “hypothetical after-tax net income” as a basis to award bonuses to executives.

We have encouraged the company to take a long term look at its objectives and to reward executives for meeting objectives that are aligned with the long term interests of shareholders.

Wintergreen states “The review of the Criteria by the Board, of which McMunn serves as Chairperson, means that, in effect, McMunn is reviewing his own compensation.” (Slide 17)
The Compensation Committee of the Board, which consists entirely of independent directors, has responsibility for the review and approval of compensation decisions.  Mr. McMunn has no role in the approval of his compensation.

Chairman/CEO McMunn clearly had a role in developing this executive bonus plan, which he now stands to benefit from.
Board Size	Wintergreen proposes to cap the size of the CTO Board at a maximum of eleven members. (Slide 19)	We find this proposal to be very self-serving since in early 2008, Wintergreen specifically requested that CTO increase the size of its Board to twelve members to accommodate Wintergreen nominees.
During discussions with the company, Wintergreen suggested the expansion of the Board in 2008 as a temporary measure to allow for the inclusion of Wintergreen nominees on the 2008 proxy. It was our understanding that some CTO directors were nearing retirement, which would allow the Board to return to its original 9 member size.

With regard to CTO increasing the size of its Board from 9 to 11 in response to a potential Wintergreen slate of candidates, Wintergreen ask “To what lengths will this Board go to further entrench themselves and ensure that shareholders have as little truly independent representation as possible?”  (Slide 19)

This was not an act of entrenchment.  The two newly nominated candidates to the Board were proposed by Wintergreen and were included on the Board-endorsed slate in direct response to Wintergreen’s request.

When faced with an alternate slate of director candidates, CTO chose to expand the size of its Board and entrench existing directors rather than let outside candidates run against the incumbent slate.  This has diluted any potential voice of truly independent, shareholder nominated directors.  As CTO is well aware, the two new directors on the CTO slate have no relationship with Wintergreen.  We have spoken with these candidates on the phone and have researched their backgrounds.  We believe they are good candidates for directors.  They have no connection to Wintergreen, in point of fact, we have never met them face to face.

Compensation Review
Wintergreen states that shareholders will never know the outcome of a Towers Perrin compensation study because according to their (CTO’s) 2009 proxy, CTO chose to ignore the recommendations of Towers Perrin and design their own, as of yet undisclosed, plan.” (Slide 20)

The Compensation Committee spent $44,000 on the Towers Perrin study, an amount that would not typically be disclosed because it is not material. Towers Perrin was retained to provide a series of services to the Compensation Committee. The Compensation Committee accepted those recommendations that were appropriate and chose not to act on certain recommendations that it deemed to be inappropriate.

The Board approved the bonus plan which rewards executives for “hypothetical after-tax net income,” which we find very troubling.
Stock Option Plan
Wintergreen points out the fact that CTO’s current stock option plan includes a “gross-up to cover executives personal tax bills for gains realized on their stock option grants...in effect shareholders are covering executives’ personal tax bills” (slide 21).

There are no shares remaining for grants under the current 2001 Stock Option Plan.  The plans were approved by an overwhelming number of the voting shareholders each time they were submitted for approval in 1990 and 2001.  Any new equity compensation plan will be presented to shareholders for approval in the future.

We continue to believe that shareholders are best served by having management which thinks and acts like owners.  Granting free stock options with accompanying gross-ups to cover executives’ personal tax bills puts the interests of management ahead of those of outside shareholders.  We absolutely believe this practice is harmful to shareholders.

Wintergreen Nominees	Wintergreen believes that its nominees possess the experience and backgrounds that will benefit the Company. (Slides 22-24)
In its current proxy statement and other solicitation materials, Wintergreen has omitted any reference to Dianne Neal’s service on the Board of Directors and the Audit Committee of LandAmerica Financial Group (this information was included in Wintergreen’s  initial nomination).  In December of 2008, LandAmerica filed for bankruptcy. LandAmerica and its Board has since been the subject of shareholder lawsuits.

Wintergreen states that Francis O’Connor’s “in-depth knowledge of finance and risk management will aid CTO’s Board,” yet Mr. O’Connor has apparently never held a senior management position, never served on a public board and has no experience in the real estate industry.

Wintergreen states that Allen Harper’s experience will provide the Board and management with “invaluable input,” but Mr. Harper’s experience includes being an officer or member of entities that have filed for bankruptcy, only one of which is indicated in Wintergreen’s proxy statement.

We believe Ms. Neal’s extensive record of success as a high-level executive at Reynolds American, Inc. and as an engaged Board member of a $3 billion public company, Metavante Technologies, speaks for itself.   She is rightfully held in high regard by the business community and is not involved in any shareholder lawsuit.

Mr. O’Connor has worked in the Bank Supervision Group of the Federal Reserve Bank of New York.  He was an executive at JP Morgan Chase Bank and has established his own successful bank consulting firm.  We believe he is of high moral character and that his track record compares favorably with any of CTO’s incumbent candidates.  He will bring a fresh outside perspective to CTO’s Boardroom.

Mr. Harper was a passive investor in an entertainment company which filed for bankruptcy.  More importantly, Mr. Harper was an independent director of Florida East Coast Industries for 12 years and helped turn their undeveloped real estate holdings into a source of great value for all shareholders.  He too has a stellar reputation.

CTO Business Strategy
Wintergreen has never received a lucid explanation of the underlying logic of CTO’s current business strategy, which calls for liquidating their Daytona land holdings and purchasing a portfolio of income properties, most of which are either retail or banking properties.
(Slide 27)

CTO has clearly and consistently articulated its strategy and the rationale for that strategy in every single annual report since the strategy was adopted in 1999 and explained further in conversations and communications with Wintergreen.

Wintergreen has never seen an explanation as to why CTO has consistently purchased a scattered portfolio of retail and banking properties (two areas particularly hard hit by the current economic downturn) with low rates of return.

LPGA Golf Operations	Wintergreen states that “the board’s seeming lack of concern for the oversight of this money-losing operation is a dereliction of its fiduciary duty.” (Slide 28)
The development of the golf course and clubhouse was essential to the long-term marketability of CTO’s agricultural land holdings on the west side of Daytona Beach.  Following development of the golf course and clubhouse, the value of CTO’s surrounding real estate significantly rose in value, and has accelerated the development of residential communities, retail, and other commercial projects.  The Company is working diligently to make golf operations profitable on a stand-alone basis as the residential housing grows, but the fact is that the Company’s investment in its LPGA golf operations has paid for itself many times over through the increased value and sale of the nearby  land.

The fact is CTO has lost approximately $12 million dollars of shareholders money on the golf course operations in the past decade, and these losses have grown in each of the past 5 years.  CTO has repeatedly hired the same third party company to run the LPGA operations during this period of large losses, and although we have repeatedly requested a turnaround plan for LPGA from CTO, we have yet to see one.

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